                             MEMORANDUM OF AGREEMENT
                         (VOLUNTARY ADVISORY FEE WAIVER)

     This Memorandum of Agreement is entered into as of the date set forth below, between AIM Special Opportunities Funds (the "Trust"), on behalf of AIM Opportunities I Fund (the "Fund"), and A I M Advisors, Inc. ("AIM").

     In consideration of AIM's continuing to serve as the Fund's investment advisor and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, AIM hereby voluntarily waives its right to receive advisory fees payable by the Fund to the extent set forth on the Exhibit hereto (the "Fee Waiver").

     The Trust accepts the Fee Waiver, and acknowledges and agrees that such Fee Waiver is voluntary in nature, and that AIM has the right to amend or terminate such Fee Waiver at any time in its sole discretion upon notice to the Board of Trustees of the Trust.

     AIM will not have any right to reimbursement of any advisory fees waived pursuant to the Fee Waiver.

     It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall only bind the assets and property of the Fund, as provided in the Trust's Agreement and Declaration of Trust. The execution and delivery of this Memorandum of Agreement has been authorized by the Trustees of the Trust, and this Memorandum of Agreement has been executed and delivered by an authorized officer of the Trust acting as such; neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Fund, as provided in the Trust's Agreement and Declaration of Trust.

IN WITNESS WHEREOF, the Trust and AIM have entered into this Memorandum of Agreement as of the __ day of December, 2006.

                                        AIM SPECIAL OPPORTUNITIES FUNDS on
                                        behalf of AIM Opportunities I Fund


                                        By: /s/ Philip A. Taylor
                                            ------------------------------------
                                        Title: President


                                        A I M ADVISORS, INC.


                                        By: /s/ Philip A. Taylor
                                            ------------------------------------
                                        Title: President


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

                      EXHIBIT TO VOLUNTARY ADVISORY FEE MOA

    AIM SPECIAL                                                                           EXPIRATION
OPPORTUNITIES FUNDS                  WAIVER DESCRIPTION                  EFFECTIVE DATE      DATE
-------------------   ------------------------------------------------   --------------   ----------
AIM Opportunities I   The maximum management fee payable by the Fund       12/01/2006         N/A
Fund                  (consisting of the base management fee, as
                      adjusted by the performance adjustment) will not
                      exceed 1.75% of the Fund's average daily net
                      assets during the fiscal year.


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